Exhibit 5.1

September 3, 2015	Michele D. Vaillancourt Direct Dial: (612) 604-6681 Direct Fax: (612) 604-6881 mvaillancourt@winthrop.com

Daktronics, Inc.
201 Daktronics Drive
Brookings, South Dakota 57006

Re:    Registration Statement on Form S-8 - Daktronics, Inc. 2015 Stock Incentive Plan
Ladies and Gentlemen:
We have acted as counsel to Daktronics, Inc., a South Dakota corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of a total of 3,000,000 shares (the “Shares”) of the Company’s common stock, no par value, under the Daktronics, Inc. 2015 Stock Incentive Plan (the “Plan”).
In connection therewith, we have examined such corporate records and other documents that we deem relevant to rendering this opinion, including the corporate proceedings of the Company and its reports filed with the Securities and Exchange Commission relative to the Company’s organization, the approval of the Plan, and the authorization and issuance of the Shares; the Registration Statement; and a Certificate of Existence for the Company from the State of South Dakota dated as of September 1, 2015. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof. As to any facts material this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.
Based upon the foregoing, we are of the opinion that the Company has been legally incorporated and is validly existing under the laws of the State of South Dakota; all necessary corporate action has been taken by the Company to authorize the issuance of the Shares in accordance with the Plan; and the Shares are validly authorized by the Company’s Articles of Incorporation and, when issued and paid for in accordance with the Plan and the applicable award agreement under the Plan, will be legally issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
WINTHROP & WEINSTINE, P.A.

/s/ Winthrop & Weinstine, P.A.